As filed with the Securities and Exchange Commission on October 17, 2005
                                                  Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              ____________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                               ___________________

                      THE EMPIRE DISTRICT ELECTRIC COMPANY
             (Exact name of registrant as specified in its charter)

                Kansas                                      44-0236370
     (State or other jurisdiction                        (I.R.S. Employer
  of incorporation or organization)                    Identification No.)

                                602 Joplin Street
                             Joplin, Missouri 64801
                                 (417) 625-5100

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                                William L. Gipson
                      President and Chief Executive Officer
                      The Empire District Electric Company
                                602 Joplin Street
                             Joplin, Missouri 64801
                                 (417) 625-5100

                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)


                                   Copies to:

    Robert Usadi, Esq.                                 Thomas A. Litz, Esq.
Cahill Gordon & Reindel LLP                             Thompson Coburn LLP
      80 Pine Street                               One US Bank Plaza, Suite 3400
 New York, New York 10005                            St. Louis, Missouri 63101
      (212) 701-3000                                      (314) 552-6000

                               ___________________

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                              ___________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If the Form is a post-effective amendment filed pursuant Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                              ____________________


                         CALCULATION OF REGISTRATION FEE

=================================== ================== ==================== ==================== ==================
                                                            Proposed             Proposed
                                                             maximum              maximum
Title of each class of                Amount to be       offering price     aggregate offering       Amount of
securities to be registered            registered           per unit               price         registration fee
----------------------------------- ------------------ -------------------- -------------------- ------------------
Unsecured Debt Securities.......         (1)(3)                (2)               (1)(2)(3)
First Mortgage Bonds............         (1)(4)                (2)               (1)(2)(4)
Common Stock....................         (1)(5)                (2)               (1)(2)(5)
Preference Stock................         (1)(6)                (2)               (1)(2)(6)
Preference Stock Purchase Rights         (1)(7)                N/A                 N/A
   Total........................      $400,000,000             (2)             $400,000,000         $47,080 (8)
=================================== ================== ==================== ==================== ==================


(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $400,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) The proposed maximum offering price per unit will be determined, from time to time, by the Registrant in connection with the issuance by the Registrant of the securities registered hereunder.

(3) Subject to Footnote (1), there is being registered hereunder an indeterminate principal amount of Unsecured Debt Securities.

(4) Subject to Footnote (1), there is being registered hereunder an indeterminate principal amount of First Mortgage Bonds.

(5) Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Common Stock, par value $1.00 per share, together with attached Preference Stock Purchase Rights.

(6) Subject to Footnote (1), there is being registered hereunder an indeterminate number of shares of Preference Stock, no par value.

(7) Subject to Footnote (1), there is being registered hereunder an indeterminate number of Preference Stock Purchase Rights, which will only be issued with shares of the Registrant's common stock.

(8) Calculated pursuant to Rule 457(o). Pursuant to Rule 457(p), this fee has been reduced by the registration fee of $4,012.18 previously paid with respect to $49,625,000 of securities of the Registrant covered by Registration Statement No. 333-107687 filed with the Commission on August 5, 2003, which is being carried over to this Registration Statement.

                              ____________________

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.




                  SUBJECT TO COMPLETION, DATED OCTOBER 17, 2005


PROSPECTUS

                                  $400,000,000

                      THE EMPIRE DISTRICT ELECTRIC COMPANY

                            UNSECURED DEBT SECURITIES
                              FIRST MORTGAGE BONDS
                                  COMMON STOCK
                                PREFERENCE STOCK

                              ____________________

     We may offer from time to time:

     o    our unsecured debt securities, in one or more series;

     o    our first mortgage bonds, in one or more series;

     o    shares of our common stock;

     o    shares of our preference stock; and

     o    units comprised of some of the securities listed above.

     The aggregate initial offering price of the securities that we offer under this prospectus will not exceed $400,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offering. We may offer the securities in units.

     We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in the securities. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

     Our common stock is listed on the New York Stock Exchange under the trading symbol "EDE."

     Investing in our securities involves risks. See the section entitled "Risk Factors" beginning on page 2 of this prospectus and any similarly entitled section in any prospectus supplement.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ____________________


               The date of this prospectus is          , 2005

                                  RISK FACTORS



Any reduction in our credit ratings could materially and adversely affect our business, financial condition and results of operations.

     Currently, the ratings for our securities are as follows:


                                                                Moody's                Standard & Poor's
   First Mortgage Bonds.............................              Baa1                        A-
   First Mortgage Bonds -- Pollution Control Series.              Aaa                         AAA
   Senior Notes.....................................              Baa2                       BBB-
   Commercial Paper.................................              P-2                         A-2
   Trust Preferred Securities.......................              Baa3                        BB+


     Moody's and Standard & Poor's currently have a stable outlook and a negative outlook, respectively, on Empire.

     These ratings indicate the agencies' assessment of our ability to pay interest, distributions and principal on these securities. The lower the rating the higher the interest cost of the securities when they are sold. If any of our ratings were to fall below investment grade (Baa3 or above for Moody's and BBB-or above for Standard & Poor's), our ability to issue short-term debt, commercial paper or other securities or to market those securities would be impaired or made more difficult.

     We cannot assure you that any of our current ratings will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency if, in its judgment, circumstances in the future so warrant. Any downgrade in our senior unsecured long-term debt rating would, under the terms of our revolving credit facility, result in an increase in our borrowing costs under that credit facility. Any downgrade below investment grade could have a material adverse effect on our business, financial condition and results of operations.



We are exposed to market risk in our fuel procurement strategy and may incur losses from these activities.

     We have established a risk management practice of purchasing contracts for future fuel needs to meet underlying customer needs. Within this activity, we may incur losses from these contracts. These losses could have a material adverse effect on our results of operations.

     By using physical and financial instruments, we are exposed to credit risk and market risk. Credit risk is the risk that the counterparty might fail to fulfill its obligations under contractual terms. Market risk is the exposure to a change in the value of commodities caused by fluctuations in market variables, such as price. The fair value of derivative financial instruments we hold is adjusted cumulatively on a monthly basis until prescribed determination periods. At the end of each determination period, which is the last day of each calendar month in the period, any realized gain or loss for that period related to the contract will be reclassified to fuel expense.



We are subject to regulation in the jurisdictions in which we operate.

     We are subject to comprehensive regulation by several federal and state utility regulatory agencies, which significantly influences our operating environment and our ability to recover our costs from utility customers. The utility commissions in the states where we operate (which include the Missouri Public Service Commission, the Kansas Corporation Commission, the Oklahoma Corporation Commission, and the Arkansas Public Service Commission) regulate many aspects of our utility operations, including siting and construction of facilities, customer service, our ability to recover increases in our fuel and purchased power costs and the rates that we can charge customers.

     The Federal Energy Regulatory Commission has jurisdiction over wholesale rates for electric transmission service and electric energy sold in interstate commerce. Federal, state and local agencies also have jurisdiction over many of our other activities.

     Information concerning recent filings requesting increases in rates and related matters is set forth in our Second Quarter 2005 Quarterly Report under
Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Electric Operating Revenues and Kilowatt-Hour Sales--Rate Matters."

     We are unable to predict the impact on our operating results from the regulatory activities of any of these agencies. Although we have attempted to actively manage the rate-making process, and we believe we have had recent success in advocating for rate increases when necessary, we can offer no assurances as to future success in the rate-making process. Despite our requests, these regulatory commissions have sole discretion to leave rates unchanged, grant increases or order decreases in the base rates we charge our customers. They have similar authority with respect to our recovery of increases in our fuel and purchased power costs. In the event that our costs increase and we are unable to recover increased costs through base rates, interim energy charges or fuel adjustment clauses, our results of operations could be materially adversely affected. Changes in regulations or the imposition of additional regulations could also have a material adverse effect on our results of operations.



A combination of increases in customer demand, decreases in output from our power plants and/or the failure of performance by purchased power contract counterparties could have a material adverse effect on our results of operations.

     In the event that demand for power increases significantly and rapidly (due to weather or other conditions) and either our power plants do not operate as planned or the parties with which we have contracted to purchase power are not able to, or fail to, deliver that power, we would be forced to purchase power in the spot-market. Those unforeseen costs could have a material adverse effect on our results of operations. See our 2004 Annual Report under Item 1, "Business--Fuel," Item 2, "Properties--Electric Facilities" and Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Operating Revenue Deductions" and our Second Quarter 2005 Quarterly Report under Item 2, "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations--Operating Revenue Deductions" for more information.



We are exposed to increases in costs and reductions in revenue which we cannot control and which may adversely affect our business, financial condition and results of operations.

     The primary drivers of our electric operating revenues in any period are:
(1) weather, (2) rates we can charge our customers, (3) customer growth and (4) general economic conditions. The primary drivers of our electric operating expenses in any period are: (1) fuel and purchased power expense, including the transportation thereof, (2) maintenance and repairs expense, (3) employee pension and health care costs, (4) taxes and (5) non-cash items such as depreciation and amortization expense. Of the factors driving revenues, weather has the greatest short-term effect on the demand for electricity for our regulated business. Mild weather reduces demand and, as a result, our electric operating revenues. Of the factors driving expenses, fuel and purchased power costs are our largest expense items. Increases in the price of natural gas or the cost of purchased power will result in increases in electric operating expenses. Our existing strategies for mitigating such risks include hedging against changes in natural gas prices and utilizing interim energy charges and fuel adjustment clauses to recover actual fuel and purchased power expenses. Such efforts, however, may not offset or permit us to recover all of such increased costs. Therefore, significant increases in electric operating expenses or reductions in electric operating revenues may occur and result in a material adverse effect on our business, financial condition and results of operations.

We have recently experienced, and may continue to experience, coal delivery shortfalls which could require us to reduce the output of our coal-fired generating facilities and lead to increases in our fuel and purchased power costs.

     We depend upon regular deliveries of coal as fuel for our Riverton, Asbury and Iatan plants, and as fuel for the Jeffrey facility, which supplies us with purchased power under our contract with Westar Energy. Substantially all of this coal comes from mines in the Powder River Basin of Wyoming and is delivered to the plants by railroad. In recent months, due to widespread railroad congestion problems, the railroads have been unable to achieve the delivery cycle times required to maintain our plants' inventory levels. As a result, inventory levels at our plants have declined. As of September 30, 2005, we had over 30 days of inventory at our Riverton plant and approximately 50 days of inventory at our Asbury plant. We expect that the railroads' congestion problems and resulting delivery delays will continue for an indefinite period. As a result, we have implemented coal conservation and supply replacement measures to retain adequate reserve inventories at our facilities. These measures have included, or may include in the future, reducing the output of these plants, increasing the utilization of our gas-fired generation facilities, purchasing power from other suppliers, adding additional leased trains to our supply system and purchasing locally mined coal which can be delivered without using the railroads. Such measures may result in increases in our fuel and purchased power costs and could have a material adverse effect on our financial condition and results of operations.

We are subject to environmental laws and the incurrence of environmental liabilities which may adversely affect our business, financial condition and results of operations.

     We are subject to extensive federal, state and local regulation with regard to air and other environmental matters. Failure to comply with these laws and regulations could have a material adverse effect on our results of operations and financial position. In addition, new environmental laws and regulations, and new interpretations of existing environmental laws and regulations, have been adopted and may in the future be adopted which may substantially increase our future environmental expenditures for both new facilities and our existing facilities. Although we generally recover such costs through our rates, there can be no assurance that we will recover all, or any part of, such increased costs in future rate cases. The incurrence of additional material environmental costs which are not recovered in our rates may result in a material adverse effect on our business, financial condition and results of operations.



Future acquisitions, including the contemplated acquisition of the Missouri natural gas distribution operations of Aquila, Inc., are subject to integration and other risks.

     On September 21, 2005 we entered into an Asset Purchase Agreement with Aquila, Inc. pursuant to which we agreed to acquire the Missouri natural gas distribution operations of Aquila. In addition, we anticipate that we may, from time to time, selectively acquire additional regulated and non-regulated businesses or assets that we believe would provide a strategic fit with our business. Acquisitions are accompanied by risks, such as potential exposure to unknown liabilities of acquired companies and the possible loss of key employees and customers of the acquired business. Further, acquisitions are subject to risks associated with the difficulty and expense of obtaining regulatory approval for the acquisitions, obtaining the necessary financing for the acquisitions and integrating the operations and personnel of the acquired businesses or assets. If any of these risks materialize, they may result in disruptions to our business and the diversion of management time and attention, which could increase the costs of operating our existing or acquired businesses or negate the expected benefits of the acquisitions.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W. Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

     Reports, proxy statements and other information concerning Empire can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

     Additional information about Empire may be found over the Internet at our website at http://www.empiredistrict.com. The information on our website is not a part of this prospectus and is not incorporated by reference herein.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC prior to the time the registration statement of which this prospectus forms a part becomes effective and thereafter under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

     o    Our Annual Report on Form 10-K for the year ended December 31, 2004.

     o Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

     o Our Current Reports on Form 8-K filed with the Commission on January 28, 2005, February 8, 2005, February 9, 2005, March 31, 2005, April
          29, 2005 (to the extent filed with the Commission), May 11, 2005, May 27, 2005, June 16, 2005, June 28, 2005, July 18, 2005, September 22,
          2005 and September 23, 2005.

     o The description of our preference stock purchase rights as set forth in our Registration Statement on Form 8-A dated July 18, 2000.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                  Corporate Secretary
                  The Empire District Electric Company
                  602 Joplin Street
                  Joplin, Missouri  64801
                  Tel:  (417) 625-5100

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this prospectus and in the documents incorporated by reference in this prospectus are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements address or may address future plans, objectives, expectations and events or conditions concerning various matters such as capital expenditures, earnings, competition, litigation, our construction program, our financing plans, potential acquisitions, rate and other regulatory matters, liquidity and capital resources and accounting matters. Forward-looking statements may contain words like "anticipate," "believe," "expect," "project," "objective" or similar expressions to identify them as forward-looking statements. Factors that could cause actual results to differ materially from those currently anticipated in such statements include:

     o the amount, terms and timing of rate relief that we receive or seek, and related matters;

     o the cost and availability of purchased power and fuel, and the results of our activities (such as hedging) to reduce the volatility of such costs;

     o electric utility restructuring, including ongoing state and federal activities;

     o weather, business and economic conditions and other factors which may impact customer growth;

     o    operation of our generation facilities;

     o    legislation;

     o regulation, including environmental regulation (such as NOx regulation);

     o    competition;

     o    the impact of deregulation on off-system sales;

     o    changes in accounting requirements;

     o other circumstances affecting anticipated rates, revenues and costs, including pension and post-retirement costs;

     o the timing of, and integration costs relating to, contemplated acquisitions and the performance of acquired businesses;

     o matters such as the effect of changes in credit ratings on the availability and cost of funds;

     o the periodic revision of our construction and capital expenditure plans and cost estimates;

     o    the performance and liquidity needs of our non-regulated businesses;

     o    the success of efforts to invest in and develop new opportunities; and

     o costs and effect of legal and administrative proceedings, settlements, investigations and claims.

     All of these factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our control. New factors emerge from time to time and it is not possible for management to predict all such factors or to assess the impact of each factor on us. Any forward-looking statement speaks only as of the date on which the statement is made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which that statement is made.

     We caution you that any forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to differ materially from the future results, performance or achievements we have anticipated in the forward-looking statements.

                            INFORMATION ABOUT EMPIRE

     We are an operating regulated public utility which generates, purchases, transmits, distributes and sells electricity. Our service territory covers approximately 10,000 square miles and includes parts of southwest Missouri, southeast Kansas, northeast Oklahoma and northwest Arkansas. The region includes many small towns, and is known for its popular family-oriented vacation destination, Branson, Missouri. Our headquarters location, Joplin, Missouri, ranks among the lowest in cost of living in the United States, and our electric rates are below the national average. The population in our service territory, which currently exceeds 450,000 has grown steadily over the past ten years. The industrial base is diverse and, as a result, we are not dependent upon any single customer or particular industry. In addition to our regulated utility operations, we have undertaken certain non-regulated businesses. We lease capacity on our fiber optics network and provide Internet services, close-tolerance custom manufacturing and other energy services. We also provide water service to three towns in Missouri.

     In addition, we have entered into an Asset Purchase Agreement with Aquila, Inc. pursuant to which we agreed to acquire the Missouri natural gas distribution operations of Aquila. Pursuant to the Asset Purchase Agreement, we will pay a base purchase price of $84.0 million in cash to Aquila at the closing of the Acquisition, plus working capital and subject to net plant adjustments. This acquisition is subject to regulatory approval and other customary closing conditions.

     Our executive offices are located at 602 Joplin Street, Joplin, Missouri 64801, telephone number (417) 625-5100.

                                 USE OF PROCEEDS

     The proceeds from the sale of the securities will be used as described in the prospectus supplements by which the securities are offered. The proceeds from the sale of the securities may be used to, among other things, fund acquisitions, including the contemplated acquisition of the Missouri natural gas distribution operations of Aquila, Inc.


                                 EARNINGS RATIOS

     The ratio of earnings to fixed charges for each of the periods indicated is as follows:


                                                Six Months Ended                  Year Ended December 31,
                                                 June 30, 2005          2004     2003      2002      2001      2000
                                                 -------------          ----     ----      ----      ----      ----
Ratio of earnings to fixed charges(1)...             1.30x             2.12x     2.44x    2.25x     1.31x     2.25x


------------

(1) In each of the periods presented, the ratio of combined fixed charges and preference dividends to earnings is equal to the ratio of earnings to fixed charges.

     For purposes of calculating these ratios, earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest expense (including capitalized interest) plus the estimated interest portion of rent expense.

     The ratios for future periods will be included in our reports on Forms 10-K and 10-Q. These reports will be incorporated by reference into this prospectus at the time they are filed.

                    DESCRIPTION OF UNSECURED DEBT SECURITIES

     The unsecured debt securities will be our direct unsecured general obligations. The unsecured debt securities will be either senior unsecured debt securities, subordinated unsecured debt securities or junior subordinated unsecured debt securities. The unsecured debt securities will be issued in one or more series under the indenture between us and Wells Fargo Bank, National Association (as successor by merger to Norwest Bank Minnesota, National Association), as trustee, and under a securities resolution (which may be in the form of a board resolution or a supplemental indenture) authorizing the particular series.

     We have summarized all material provisions of the indenture below. The summary is not complete. The indenture and a form of securities resolution are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The securities resolution for each series will be filed or incorporated by reference as an exhibit to the registration statement. You should read the indenture and the applicable securities resolution for provisions that may be important to you. In the summary below, we have included references to section numbers in the indenture so that you can easily find those provisions. The particular terms of any unsecured debt securities we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the unsecured debt securities described below and in the indenture. For a description of the terms of any series of unsecured debt securities, you should review both the prospectus supplement relating to that series and the description of the unsecured debt securities set forth in this prospectus before making an investment decision.

General

     The indenture does not significantly limit our operations. In particular, it does not:

     o limit the amount of unsecured debt securities that we can issue under the indenture;

     o limit the number of series of unsecured debt securities that we can issue from time to time;

     o    restrict the total amount of debt that we may incur; or

     o contain any covenant or other provision that is specifically intended to afford any holder of the unsecured debt securities special protection in the event of a highly leveraged transaction or any other transaction resulting in a decline in our ratings or credit quality.

     As of the date of this prospectus, the following series of unsecured debt securities are outstanding under the indenture:

     o $40,000,000 aggregate principal amount of senior notes 5.80% series due 2035;

     o $62,000,000 aggregate principal amount of senior notes 6.70% series due 2033;

     o $51,550,000 aggregate principal amount of junior subordinated debentures 8 1/2% series due 2031;

     o $49,937,000 aggregate principal amount of senior notes 7.05% series due 2022; and

     o $98,000,000 aggregate principal amount of senior notes 4 1/2% series due 2013.

The ranking of each new series of unsecured debt securities with respect to this existing indebtedness under the indenture and all of our other indebtedness will be established by the securities resolution creating the series.

     Although the indenture permits the issuance of unsecured debt securities in other forms or currencies, the unsecured debt securities covered by this prospectus will only be denominated in U.S. dollars in registered form without coupons, unless otherwise indicated in the applicable prospectus supplement.

     We may from time to time without notice to, or the consent of, the holders of unsecured debt securities of a series at the time outstanding, create and further issue new securities of the same series equal in rank and having the same terms (except for the payment of interest accruing prior to the issue date of the new securities or except for the first payment of interest following the issue date of the new securities) as the outstanding series.

Terms

     A prospectus supplement and a securities resolution relating to the offering of any series of unsecured debt securities will include specific terms relating to the offering. The terms will include some or all of the following:

     o the designation, aggregate principal amount, currency or composite currency and denominations of the unsecured debt securities;

     o the price at which the unsecured debt securities will be issued and, if an index, formula or other method is used, the method for determining amounts of principal or interest;

     o the maturity date and other dates, if any, on which the principal of the unsecured debt securities will be payable;

     o the interest rate or rates, if any, or method of calculating the interest rate or rates which the unsecured debt securities will bear;

     o the date or dates from which interest will accrue and on which interest will be payable, and the record dates for the payment of interest;

     o the manner of paying principal and interest on the unsecured debt securities;

     o    the place or places where principal and interest will be payable;

     o the terms of any mandatory or optional redemption of the unsecured debt securities by us, including any sinking fund;

     o    the terms of any conversion or exchange right;

     o the terms of any redemption of unsecured debt securities at the option of holders;

     o    any tax indemnity provisions;

     o if payments of principal or interest may be made in a currency other than U.S. dollars, the manner for determining these payments;

     o the portion of principal payable upon acceleration of any discounted unsecured debt security (as described below);

     o whether and upon what terms unsecured debt securities may be defeased (which means that we would be discharged from our obligations under those securities by depositing sufficient cash or government securities to pay the principal, interest, any premiums and other sums due to the stated maturity date or a redemption date of the unsecured debt securities of the series);

     o whether any events of default or covenants in addition to or instead of those set forth in the indenture apply;

     o provisions for electronic issuance of unsecured debt securities or for unsecured debt securities in uncertificated form;

     o the ranking of the unsecured debt securities issued under the indenture or otherwise, including the relative degree, if any, to which the unsecured debt securities of that series are subordinated to one or more other series of unsecured debt securities in right of payment, whether outstanding or not;

     o any provisions relating to extending or shortening the date on which the principal and premium, if any, of the unsecured debt securities of the series is payable;

     o    any provisions relating to the deferral of payment of any interest;
          and

     o any other terms not inconsistent with the provisions of the indenture, including any covenants or other terms that may be required or advisable under United States or other applicable laws or regulations, or advisable in connection with the marketing of the unsecured debt securities. (Section 2.01)

     We may issue unsecured debt securities of any series as registered unsecured debt securities, bearer unsecured debt securities or uncertificated unsecured debt securities, and in such denominations as we specify in the securities resolution and prospectus supplement for the series. (Section 2.01)

     In connection with its original issuance, no bearer unsecured debt security will be offered, sold or delivered to any location in the United States. We may deliver a bearer unsecured debt security in definitive form in connection with its original issuance only if a certificate in a form we specify to comply with United States laws and regulations is presented to us. (Section 2.04)

     A holder of registered unsecured debt securities may request registration of a transfer upon surrender of the unsecured debt security being transferred at any agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. (Sections 2.03 and 2.07)

     We may issue unsecured debt securities under the indenture as discounted unsecured debt securities to be offered and sold at a substantial discount from the principal amount of those unsecured debt securities. Special United States federal income tax and other considerations applicable to discounted unsecured debt securities will be described in the related prospectus supplement. A discounted unsecured debt security is an unsecured debt security where the amount of principal due upon acceleration is less than the stated principal amount. (Sections 1.01 and 2.10)

Conversion and Exchange

     The terms, if any, on which unsecured debt securities of any series will be convertible into or exchangeable for our common stock or other equity or debt securities, property, cash or obligations, or a combination of any of the foregoing, will be summarized in the prospectus supplement relating to the series. The terms may include provisions for conversion or exchange, either on a mandatory basis, at the option of the holder or at our option. (Section 9.01)

Certain Covenants

     Any restrictive covenants which may apply to a particular series of unsecured debt securities will be described in the related prospectus supplement.

Ranking of Unsecured Debt Securities

     Unless stated otherwise in a prospectus supplement, the unsecured debt securities issued under the indenture will rank equally and ratably with our other unsecured and unsubordinated debt. The unsecured debt securities will not be secured by any properties or assets and will represent our unsecured debt.

     Our first mortgage bonds, which are secured by substantially all of our property, will effectively rank senior to any of our unsecured debt securities to the extent of the value of the property so securing our first mortgage bonds. If we become bankrupt, liquidate or reorganize, the trustees for the first mortgage bonds could use this col-lateral property to satisfy our obligations under the first mortgage bonds before holders of unsecured debt securities would receive any payments. As of June 30, 2005 we had approximately $108.2 million aggregate principal amount of outstanding first mortgage bonds.

Successor Obligor

     The indenture provides that, unless otherwise specified in the securities resolution establishing a series of unsecured debt securities, we will not consolidate with or merge into another company if we are not the survivor and we will not transfer all or substantially all of our assets to another company unless:

     o that company is organized under the laws of the United States or a state or is organized under the laws of a foreign jurisdiction and consents to the jurisdiction of the courts of the United States or a state;

     o that company assumes by supplemental indenture all of our obligations under the indenture, the unsecured debt securities and any coupons;

     o all required approvals of any regulatory body having jurisdiction over the transaction shall have been obtained; and

     o immediately after the transaction no default exists under the indenture.

     In any case, the successor shall be substituted for us as if it had been an original party to the indenture, securities resolutions and unsecured debt securities. Thereafter the successor may exercise our rights and powers under the indenture, the unsecured debt securities and any coupons, and all of our obligations under those documents will terminate. (Section 5.01)

Exchange of Unsecured Debt Securities

     Registered unsecured debt securities may be exchanged for an equal principal amount of registered unsecured debt securities of the same series and date of maturity in the denominations requested by the holders upon surrender of the registered unsecured debt securities at an agency we maintain for that purpose and upon fulfillment of all other requirements of the agent. The agent may require a holder to pay an amount sufficient to cover any taxes imposed on an exchange of registered unsecured debt securities. (Section 2.07)

Defaults and Remedies

     Unless the securities resolution establishing the series provides for different events of default, in which event the prospectus supplement will describe the change, an event of default with respect to a series of unsecured debt securities will occur if:

     o we default in any payment of interest on any unsecured debt securities of that series when the payment becomes due and payable and the default continues for a period of 60 days;

     o we default in the payment of the principal or premium, if any, of any unsecured debt securities of the series when those payments become due and payable at maturity or upon redemption, acceleration or otherwise;

     o we default in the payment or satisfaction of any sinking fund obligation with respect to any unsecured debt securities of the series as required by the securities resolution establishing the series and the default continues for a period of 60 days;

     o we default in the performance of any of our other agreements applicable to the series and the default continues for 90 days after the notice specified below;

     o pursuant to or within the meaning of any Bankruptcy Law (as defined below), we:

          --   commence a voluntary case,

          -- consent to the entry of an order for relief against us in an involuntary case,

          -- consent to the appointment of a custodian for us and for all or substantially all of our property, or

          --   make a general assignment for the benefit of our creditors;

     o a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that remains unstayed and in effect for 60 days and that:

          --   is for relief against us in an involuntary case,

          -- appoints a custodian for us and for all or substantially all of our property, or

          --   orders us to liquidate; or

     o there occurs any other event of default provided for in such series. (Section 6.01)

     The failure to complete the redemption of unsecured debt securities which have been called for redemption on a conditional basis because the condition was not satisfied, shall not constitute an event of default.

     The term "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors. The term "custodian" means any receiver, trustee, assignee, liquidator or a similar official under any Bankruptcy Law. (Section 6.01)

     A default under the indenture means any event which is, or after notice or passage of time would be, an event of default under the indenture. A default under the fourth bullet point above is not an event of default until the trustee or the holders of at least 25% in principal amount of the series notify us of the default and we do not cure the default within the time specified after receipt of the notice. (Section 6.01)

     If an event of default occurs under the indenture and is continuing on a series, the trustee by notice to us, or the holders of at least 25% in principal amount of the series by notice both to us and to the trustee, may declare the principal of and accrued interest on all the unsecured debt securities of the series to be due and payable immediately. (Section 6.02)

     The holders of a majority in principal amount of a series of unsecured debt securities, by notice to the trustee, may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing events of default on the series have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration. (Section 2.02)

     If an event of default occurs and is continuing on a series, the trustee may pursue any available remedy to collect principal or interest then due on the series, to enforce the performance of any provision applicable to the series, or otherwise to protect the rights of the trustee and holders of the series. (Section 6.03)

     The trustee may require indemnity satisfactory to it before it performs any duty or exercises any right or power under the indenture or the unsecured debt securities which it reasonably believes may expose it to any loss, liability or expense. (Section 7.01) With some limitations, holders of a majority in principal amount of the unsecured debt securities of the series may direct the trustee in its exercise of any trust or power with respect to that series. (Section 6.05) Except in the case of default in payment on a series, the trustee may withhold notice of any continuing default if it determines that withholding the notice is in the interest of holders of the series. (Section

7.04) We are required to furnish the trustee annually a brief certificate as to our compliance with all conditions and covenants under the indenture. (Section 4.04)

     The indenture does not have a cross-default provision. Thus, a default by us on any other debt, including our first mortgage bonds or any other series of unsecured debt securities, would not constitute an event of default under the indenture. A securities resolution, however, may provide for a cross-default provision. In that case, the prospectus supplement will describe the terms of that provision.

Amendments and Waivers

     Unless the securities resolution provides otherwise, in which event the prospectus supplement will describe that provision, we and the trustee may amend the unsecured debt securities issued under the indenture or otherwise, the indenture and any coupons with the written consent of the holders of a majority in principal amount of the unsecured debt securities of all series affected voting as one class. (Section 10.02)

     However, without the consent of each unsecured debt security holder affected, no amendment or waiver may:

     o reduce the principal amount of unsecured debt securities whose holders must consent to an amendment or waiver;

     o reduce the interest on or change the time for payment of interest on any unsecured debt security (except an election to defer interest in accordance with the applicable securities resolution);

     o change the fixed maturity of any unsecured debt security (subject to any right we may have retained in the securities resolution and described in the prospectus supplement);

     o reduce the principal of any non-discounted unsecured debt security or reduce the amount of the principal of any discounted unsecured debt security that would be due on acceleration thereof;

     o change the currency in which the principal or interest on an unsecured debt security is payable;

     o make any change that materially adversely affects the right to convert or exchange any unsecured debt security; or

     o change the provisions in the indenture relating to waiver of past defaults or relating to amendments with the consent of holders (except to increase the amount of unsecured debt securities whose holders must consent to an amendment or waiver or to provide that other provisions of the indenture cannot be amended or waived without the consent of each holder affected thereby).

     Without the consent of any unsecured debt security holder, we may amend the indenture or the unsecured debt securities:

     o    to cure any ambiguity, omission, defect or inconsistency;

     o to provide for the assumption of our obligations to unsecured debt security holders by the surviving company in the event of a merger or consolidation requiring such assumption;

     o to provide that specific provisions of the indenture shall not apply to a series of unsecured debt securities not previously issued;

     o to create a series of unsecured debt securities and establish its terms;

     o to provide for a separate trustee for one or more series of unsecured debt securities; or

     o to make any change that does not materially adversely affect the rights of any unsecured debt security holder. (Section 10.01)

Legal Defeasance and Covenant Defeasance

     Unsecured debt securities of a series may be defeased at any time in accordance with their terms and as set forth in the indenture and described briefly below, unless the securities resolution establishing the terms of the series otherwise provides. Any defeasance may terminate all of our obligations (with limited exceptions) with respect to a series of unsecured debt securities and the indenture ("legal defeasance"), or it may terminate only our obligations under any restrictive covenants which may be applicable to a particular series ("covenant defeasance").

     We may exercise our legal defeasance option even though we have also exercised our covenant defeasance option. If we exercise our legal defeasance option, that series of unsecured debt securities may not be accelerated because of an event of default. If we exercise our covenant defeasance option, that series of unsecured debt securities may not be accelerated by reference to any restrictive covenants which may be applicable to that particular series. (Section 8.01)

     To exercise either defeasance option as to a series of unsecured debt securities, we must:

     o irrevocably deposit in trust (the "defeasance trust") with the trustee under the indenture or another trustee money or U.S. government obligations;

     o deliver a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payments of principal and interest when due on the deposited U.S. government obligations, without reinvestment, plus any deposited money without investment, will provide cash at the times and in the amounts necessary to pay the principal, premium, if any, and interest when due on all unsecured debt securities of the series to maturity or redemption, as the case may be; and

     o comply with certain other conditions. In particular, we must obtain an opinion of tax counsel that the defeasance will not result in recognition of any gain or loss to holders for federal income tax purposes.

     "U.S. government obligations" are direct obligations of (a) the United States or (b) an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed by the United States, which, in either case
(a) or (b), have the full faith and credit of the United States of America pledged for payment and which are not callable at the issuer's option. Such term also includes certificates representing an ownership interest in those obligations. (Section 8.02)

Regarding the Trustee

     Wells Fargo Bank, National Association (as successor by merger to Norwest Bank Minnesota, National Association) will act as trustee and registrar for unsecured debt securities issued under the indenture and, unless otherwise indicated in a prospectus supplement, Wells Fargo Bank will also act as transfer agent and paying agent with respect to the unsecured debt securities. (Section 2.03) We may remove the trustee with or without cause if we so notify the trustee at least three months in advance of the date of the removal and if no default occurs during that period. (Section 7.07) The indenture provides that the holders of a least 25% or a majority in principal amount of the outstanding debt securities will have the right to require the trustee to take certain actions on behalf of the holders, as described in more detail above. Wells Fargo Bank also serves as the transfer agent and registrar of our common stock and provides other services to us in the ordinary course of business.

                       DESCRIPTION OF FIRST MORTGAGE BONDS

     The first mortgage bonds will be issued as one or more new series under the Indenture of Mortgage and Deed of Trust, dated as of September 1, 1944, between us and The Bank of New York ("Principal Trustee") and UMB Bank & Trust, N.A., as trustees, as heretofore amended and supplemented and as to be supplemented by a supplemental indenture for each series of first mortgage bonds. In this prospectus, we refer to the original indenture as so amended and supplemented as the "mortgage."

     We have summarized all material provisions of the mortgage below. The summary is not complete. The mortgage (including certain supplemental indentures) are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. The supplemental indenture for each new series will be filed or incorporated by reference as an exhibit to the registration statement. You should read the indenture and the applicable supplemental indenture for provisions that may be important to you. In the summary below, we have included references to section numbers in the mortgage so that you can easily find those provisions. The particular terms of any first mortgage bonds we offer will be described in the related prospectus supplement, along with any applicable modifications of or additions to the general terms of the first mortgage bonds described below and in the mortgage. For a description of the terms of any series of first mortgage bonds, you should also review both the prospectus supplement relating to that series and the description of the first mortgage bonds set forth in this prospectus before making an investment decision.

General

     Each series of first mortgage bonds will mature on the date or dates and bear interest, payable semi-annually, at the rate or rates set forth, or determined as set forth, in the prospectus supplement by which the series of first mortgage bonds is offered.

     As of June 30, 2005, the following first mortgage bonds were outstanding under the Indenture of Mortgage and Deed of Trust:

     o $20,000,000 aggregate principal amount of first mortgage bonds 8 1/8% series due 2009;

     o $50,000,000 aggregate principal amount of first mortgage bonds 6 1/2% series due 2010;

     o $25,000,000 aggregate principal amount of first mortgage bonds 7.20% series due 2016;

     o $8,000,000 aggregate principal amount of first mortgage bonds 5.3% Pollution Control Series due 2013; and

     o $5,200,000 aggregate principal amount of first mortgage bonds 5.2% Pollution Control Series due 2013.

     We have designated the principal office of The Bank of New York in the City of New York, New York, as our office or agency where principal, premium (if any), and interest on the first mortgage bonds will be payable. Unless the prospectus supplement with respect to a series of first mortgage bonds provides otherwise, interest on that series of first mortgage bonds will be paid to the person in whose name the first mortgage bond is registered at the close of business on the 15th day of the month preceding the interest payment date in respect thereof. The first mortgage bonds will be issued as fully registered bonds, without coupons, in denominations of $1,000 and integral multiples thereof. The first mortgage bonds will be transferable without any service or other charge by us or the principal trustee except stamp or other taxes and other governmental charges, if any. (Article I of the supplemental indenture relating to each series of first mortgage bonds)

Security

     The first mortgage bonds will rank equally, except as to any sinking fund or similar fund provided for a particular series, with all bonds at any time outstanding under the mortgage. In the opinion of our counsel, Spencer, Scott & Dwyer, P.C., the mortgage constitutes a first mortgage lien on substantially all the fixed property and franchises owned by The Empire District Electric Company, other than property specifically excepted, subject only to permitted encumbrances as defined in the mortgage and, as to after-acquired property, to liens thereon existing or liens placed thereon at the time of acquisition for unpaid portions of the purchase price. The principal properties subject to the lien of the mortgage are the electric properties that we own. (Granting and Habendum Clauses and Sections 1.04 and 1.05)

     The mortgage contains restrictions on

     o the acquisition of property (other than electric equipment subject to chattel mortgages or similar liens) subject to a prior lien securing indebtedness exceeding 60% of the sum of the fair value of the property and 166 2/3% of the amount of bonds issuable on the basis of all available property additions; and

     o the issuance of bonds, withdrawal of cash or release of property on the basis of prior lien bonds and property additions subject to a prior lien.

     In addition, indebtedness secured by a prior lien on property at the time of its acquisition may not be increased unless the evidences of such increases are pledged with the principal trustee. (Sections 1.05, 4.16, 4.18 and 4.20)

Issuance of Additional First Mortgage Bonds

     The mortgage limits the aggregate principal amount of the bonds at any one time outstanding to $1,000,000,000. (Section 2.01, as amended by the fourteenth supplemental indenture)

     Additional first mortgage bonds may be issued under the mortgage in a principal amount equal to

     (a) 60% of net property additions (as defined in the mortgage) acquired or constructed after September 1, 1944;

     (b) the principal amount of certain retired bonds or prior lien bonds; and

     (c) the amount of cash deposited with the principal trustee. (Article 3)

     No bonds may be issued as provided in clauses (a) and (c) above, nor as provided in clause (b) above with certain exceptions, unless our net earnings (as defined in Section 1.06) are at least two times the annual interest on all first mortgage bonds (including the first mortgage bonds proposed to be issued) and indebtedness secured by a prior lien. (Article 3) Net earnings are computed without deduction of

     o    income and profits taxes (as defined in the mortgage);

     o expenses or provisions for interest on any indebtedness, or for any sinking or similar fund for retirement of indebtedness; or

     o    amortization of debt discount and expense. (Section 1.06)

     At June 30, 2005, we had net property additions and retired bonds which would enable the issuance of approximately $448.1 million of new first mortgage bonds, subject to meeting the earnings test. Our earnings for the twelve months ended June 30, 2005 would permit us to issue approximately $206.0 million of new first mortgage bonds at an assumed interest rate of 6.0% per annum.

     Property additions must consist of property used or useful in the electric business acquired or constructed by us after September 1, 1944. (Section 1.05)

     We may withdraw cash deposited under clause (c) above in an amount equal to the first mortgage bonds issuable under clauses (a) and (b) above without regard to net earnings, or we may apply that cash to the purchase or redemption of first mortgage bonds of any series designated by us. (Sections 3.09, 3.10 and 8.11)

Redemption Provisions

     Any provisions relating to the optional and mandatory redemption by us of a series of first mortgage bonds will be as set forth in the prospectus supplement by which such series is to be offered.

     Supplemental indentures under which certain outstanding series of first mortgage bonds were issued allow the holders of those bonds to require us to redeem or purchase them under certain circumstances. Provisions providing for mandatory redemption of any series of first mortgage bonds upon demand by the holders thereof will be as set forth in the prospectus supplement by which such series is to be offered.

     Sinking fund provisions applicable to a series of first mortgage bonds, if any, will be as set forth in the prospectus supplement by which that series is to be offered.

Maintenance and Replacement Fund

     The mortgage does not provide for a maintenance and replacement fund for any series of first mortgage bonds.

Dividend Restriction

     So long as any of the existing first mortgage bonds are outstanding, we will not declare or pay any dividends (other than dividends payable in shares of our common stock) or make any other distribution on, or purchase (other than with the proceeds of additional common stock financing) any shares of, our common stock if the cumulative aggregate amount thereof after August 31, 1944 (excluding the first quarterly dividend of $98,000) would exceed the earned surplus accumulated after August 31, 1944, or the date of succession in the event another corporation succeeds to our rights and liabilities by a merger or consolidation. (Section 4.11, as continued by the supplemental indentures relating to the existing first mortgage bonds) If we choose to continue this dividend restriction in a new series of first mortgage bonds issued with this prospectus, the prospectus supplement and supplemental indenture relating to that series will so state.

Events of Default

     The mortgage provides generally that the following events constitute defaults under the mortgage:

     o failure for 60 days to pay any interest due on any outstanding first mortgage bonds;

     o failure to pay when due the principal of any outstanding first mortgage bonds or the principal of or interest on any outstanding prior lien bonds;

     o failure to perform or observe for 90 days after notice of that failure, any other covenant, agreement or condition of the mortgage (including the supplemental indentures) or any of the outstanding first mortgage bonds; and

     o the occurrence of insolvency, bankruptcy, receivership or similar events. (Section 9.01)

     Upon the occurrence and continuation of a default, either of the trustees, or the holders of not less than 25% in principal amount of the outstanding first mortgage bonds may declare the first mortgage bonds immediately due and payable, but the holders of a majority in principal amount of the first mortgage bonds may rescind a declaration and its consequences if that default has been cured. (Section 9.01)

     The holders of not less than 75% in principal amount of the outstanding first mortgage bonds (including not less than 60% in aggregate principal amount of first mortgage bonds of each series) may waive any default under the mortgage, except a default in payment of principal of, or premium or interest on, the first mortgage bonds and a default arising from the creation of any lien prior to or on a parity with the lien of the mortgage. (Section 9.21)

     We are required to file with the Principal Trustee such information, documents and reports with respect to our compliance with the conditions and covenants of the mortgage as may be required by the rules and regulations of the SEC. No periodic evidence is required to be furnished, however, as to the absence of defaults. (Article 9)

Modification of the Mortgage

     The mortgage and the rights of bondholders may be modified with the consent (in writing or given at a meeting of bondholders) of the holders of not less than 60% in principal amount of the first mortgage bonds then outstanding or, in the event that all series are not so affected, of not less than 60% in principal amount of the outstanding first mortgage bonds of all series which may be affected by any such modification voting together. Without the consent of the holder of each first mortgage bond affected, the bondholders have no power to:

     o extend the time of payment of the principal of or interest on any first mortgage bonds;

     o reduce the principal amount of or the rate of interest on any first mortgage bonds or otherwise modify the terms of payment of principal or interest;

     o permit the creation of any lien ranking prior to or on a parity with the lien of the mortgage with respect to any of the mortgaged property;

     o deprive any non-assenting bondholder of a lien upon the mortgaged property for the security of such bondholder's bonds; or

     o    reduce the percentage of bondholders necessary to modify the mortgage.

     The consent of each holder, however, is not required for a modification that abolishes or changes any sinking or other fund. (Article 15, as amended by the twenty-fourth supplemental indenture)

Concerning the Trustees

     The mortgage provides that the holders of a majority in principal amount of the outstanding first mortgage bonds will have the right to require the trustees to take certain action on behalf of the bondholders. Under certain circumstances, however, the trustees may decline to follow such directions or to exercise certain of their powers. Prior to taking an action, the trustees are entitled to indemnity satisfactory to them against costs, expenses and liabilities that may be incurred in the course of that action. This right does not, however, impair the absolute right of any bondholder to enforce payment of the principal of and interest on the holder's first mortgage bonds when due. (Sections 9.16 and 9.17)

                           DESCRIPTION OF COMMON STOCK

Authorized and Outstanding Capital Stock

     Our authorized capital stock consists of 100,000,000 shares of common stock, par value $1.00 per share, of which 26,009,678 shares were outstanding as of August 1, 2005, 5,000,000 shares of cumulative preferred stock, par value $10.00 per share, of which no shares are outstanding, and 2,500,000 shares of preference stock, no par value, of which no shares are outstanding, but 500,000 shares are reserved for issuance under a shareholder rights agreement between Empire and Wells Fargo Bank, National Association (as successor to ChaseMellon Shareholder Services, L.L.C.).

Dividend Rights

     Holders of our common stock are entitled to dividends, if, as and when declared by our board of directors out of funds legally available therefor subject to the prior rights of holders of our outstanding cumulative preferred and preference stock. Our indenture of mortgage and deed of trust governing our first mortgage bonds restricts our ability to pay dividends on our common stock as described under "--Certain Anti-Takeover Provisions" below. In addition, during interest deferral periods permitted thereunder and during defaults thereunder, our junior subordinated debentures, 8 1/2% series due 2031, may also restrict our ability to pay dividends on our common stock.

     Holders of our cumulative preferred or preference stock, if any, will be entitled to receive cumulative dividends if and when declared by our board of directors, and no dividend may be paid on our common stock unless full dividends on any outstanding cumulative preferred and preference stock have been paid or declared and set apart for payment and any required sinking fund or similar payments with respect to that stock have been made. The terms of any preference stock hereafter issued may place further limitations on the payment of dividends on or the purchase of our common stock.

Voting Rights

     Subject to the voting rights of holders of the cumulative preferred and preference stock, if any, and any series thereof, each holder of common stock is entitled to one vote per share.

     Holders of the cumulative preferred stock, if any, will not be entitled to vote except:

     o    as required by the laws of the State of Kansas;

     o upon a proposal to merge or consolidate or to sell substantially all of our assets;

     o upon proposals to authorize or issue specified shares of cumulative preferred stock or to create, issue or assume specified indebtedness or to amend our Restated Articles of Incorporation in a way that would adversely affect any of the preferences or other rights given to holders of the cumulative preferred stock, if any; or

     o if dividends payable on outstanding shares of the cumulative preferred stock, if any, shall be accumulated and unpaid in an amount equivalent to four full quarterly dividends (in this case, until those dividends are paid, holders of preferred stock would have the right to elect a majority of our board of directors and have the right to vote, together with the holders of common stock and the holders of preference stock, if any, entitled to vote, on all questions other than for the election of directors).

     Holders of any series of preference stock (subject to the prior rights of holders of any outstanding cumulative preferred stock) will have those voting rights as may be fixed by our board of directors for that series. Holders of preference stock will not otherwise be entitled to vote except as may be required by the laws of the State of Kansas.

Preference Stock Purchase Rights

     Each share of our common stock carries with it one Preference Stock Purchase Right (Right). A brief summary of the material features of these Rights is set forth below. This summary is not complete. For a full description of those Rights, please see our Form 8-A Registration Statement dated July 18, 2000, which is incorporated into this prospectus by reference.

     Each Right enables the holder to acquire one one-hundredth of a share of Series A Participating Preference Stock (or, under certain circumstances, other securities) at a price of $75 per one one-hundredth share, subject to adjustment. The Rights (other than those held by an acquiring person or group (Acquiring Person)), which expire July 25, 2010, will be exercisable only if an Acquiring Person acquires 10% or more of our common stock or if certain other events occur. The Rights may be redeemed by us in whole, but not in part, for $0.01 per Right, prior to 10 days after the first public announcement of the acquisition of 10% or more of our common stock by an Acquiring Person.

     In addition, upon the occurrence of a merger or other business combination, or an event of the type referred to in the preceding paragraph, holders of the Rights, other than an Acquiring Person, will be entitled, upon exercise of a Right, to receive either our common stock or common stock of the Acquiring Person having an equal value to two times the exercise price of the Right. Any time after an Acquiring Person acquires 10% or more (but less than 50%) of our outstanding common stock, our board of directors may, at their option, exchange part or all of the Rights (other than Rights held by the Acquiring Person) for our common stock on a one-for-one basis.

Articles of Incorporation

     Business Combinations. Our articles require the affirmative vote of holders of at least 80% of all outstanding shares of our voting stock to approve any Business Combination, as defined below, with a Substantial Stockholder, as defined below. For this purpose, a Substantial Stockholder means any person or company that owns 5% of our outstanding voting stock. A Business Combination means:

     o    any merger, consolidation or share exchange involving Empire;

     o any sale or other disposition by us to a Substantial Stockholder, or by a Substantial Stockholder to us, of assets worth $10 million or more;

     o the issuance or transfer by us of securities worth $10 million or more;

     o the adoption of any plan of liquidation or dissolution proposed by a Substantial Stockholder; or

     o any recapitalization or other restructuring of Empire that has the effect of increasing the proportionate ownership of a Substantial Stockholder.

     The 80% voting requirement does not apply if at least two-thirds of our Continuing Directors, as defined below, approve the Business Combination, or all of the following conditions have been met:

     o the ratio of (1) the per share consideration received by our stockholders in the Business Combination to (2) the fair market value of our stock immediately before the announcement of the Business Combination is at least equal to the ratio of (1) the highest price per share that the Substantial Stockholder paid for any shares of stock within the two-year period prior to the Business Combination to
          (2) the fair market value of our stock immediately prior to the initial acquisition by the Substantial Stockholder of any stock during the two-year period;

     o the per share consideration received by our stockholders in the Business Combination must be at least equal to the highest of the following:

     o The highest price per share paid by the Substantial Stockholder within the two-year period prior to the first public announcement of the Business Combination or in the transaction in which the stockholder became a Substantial Stockholder, whichever is higher, plus interest;

     o the fair market value per share of our stock on the date of the first public announcement of the Business Combination or the date the stockholder became a Substantial Stockholder, whichever is higher;

     o the book value per share of our stock on the last day of the calendar month immediately before (1) the date of the first public announcement of the Business Combination or (2) the date the stockholder became a Substantial Stockholder, whichever is higher; or

     o the highest preferential amount to which the stockholder is entitled in the event of a voluntary or involuntary liquidation or dissolution;

     o the consideration received by our stockholders must be in the same form paid by the Substantial Stockholder in acquiring its shares;

     o except as required by law, after the stockholder became a Substantial Stockholder there is no reduction in the rate of dividends, except as approved by at least two-thirds of the Continuing Directors; we do not take any action which allows any holder of any cumulative preferred stock or any preference stock to elect directors without the approval of the Continuing Directors; the Substantial Stockholder does not acquire any newly issued voting shares from Empire; and the Substantial Stockholder does not acquire any additional Empire voting shares or securities convertible into Empire voting shares after becoming a Substantial Stockholder;

     o prior to the consummation of the Business Combination, the Substantial Stockholder does not receive any financial assistance from us and does not make any change in our business or equity capital structure without approval of the Continuing Directors; and

     o a disclosure statement that satisfies the SEC's proxy rules is sent to the voting stockholders describing the Business Combination.

     For this purpose, Continuing Directors means directors who were directors before a Substantial Stockholder became a Substantial Stockholder or any person designated as a Continuing Director by at least two-thirds of the then Continuing Directors.

     Amendment of By-Laws. The articles also require the affirmative vote of holders of at least 80% of the shares entitled to vote or at least two-thirds of the Continuing Directors to amend our By-Laws.

     Classified Board. Under the articles, our board of directors is divided into three classes, one of which is elected for a three-year term at each annual meeting of stockholders.

     Notice Provisions. The articles further require that stockholders give timely written notice to us of nominations for Empire directors they intend to make and business they intend to bring before a meeting of the stockholders. Notice is timely if received by our Secretary not less than 35 nor more than 50 days prior to a meeting. In the case of proposed business, the stockholder's notice must set forth information describing the business and in the case of nominations for directors, the articles further require that the stockholder's notice set forth certain information concerning the stockholder and the nominee.

     Amendment. The affirmative vote of the holders of at least 80% of the shares entitled to vote or at least two-thirds of the Continuing Directors is required to amend or repeal the above described provisions or adopt a provision inconsistent therewith.

Certain Anti-Takeover Provisions

     General. We have a Severance Plan which provides certain key employees with severance benefits following a change of control of Empire. Some of our executive officers and senior managers were selected by the Compensation Committee of the board of directors to enter into one-year agreements under the Severance Plan which are automatically extended for one-year terms unless we have given prior notice of termination.

     A participant in the Severance Plan is entitled to receive specified benefits in the event of certain involuntary terminations of employment occurring (including terminations by the employee following specified changes in duties, benefits, etc. that are treated as involuntary terminations) within three years after a change in control, or a voluntary termination of employment occurring between 12 and 18 months after a change in control. A senior officer participant would be entitled to receive benefits of three times such participant's annual compensation. A participant who is not a senior officer would receive approximately two weeks of severance compensation for each full year of employment with us with a minimum of 17 weeks. Payments to participants resulting from involuntary terminations are to be paid in a lump sum within 30 days following termination, while payments resulting from voluntary termination are paid in monthly installments and cease if the participant becomes otherwise employed.

     In addition, all restricted stock held by a participant vests upon voluntary or involuntary termination after a change of control. Also, participants who qualify for payments under the Severance Plan will continue to receive benefits for a specified period of time under health, insurance and our other employee benefit plans in existence at the time of the change in control. If any payments are subject to the excise tax on "excess parachute payments" under Section 4999 of the Internal Revenue Code, senior officer participants are also entitled to an additional amount essentially designed to put them in the same after-tax position as if this excise tax had not been imposed.

     Certain terms of the indenture of mortgage and deed of trust governing our first mortgage bonds may also have the effect of delaying, deferring or preventing a change of control. The indenture provides that we may not declare or pay any dividends (other than dividends payable in shares of our common stock) or make any other distribution on, or purchase (other than with the proceeds of additional common stock financing) any shares of, our common stock if the cumulative aggregate amount thereof after August 31, 1944 (exclusive of the first quarterly dividend of $98,000 paid after that date) would exceed the earned surplus (as defined in the indenture) accumulated subsequent to August 31, 1944, or the date of succession in the event that another corporation succeeds to our rights and liabilities by a merger or consolidation.

     Please refer to "--Preference Stock Purchase Rights" above for information with respect to such Rights.

     Kansas Business Combination Statute. We are subject to the provisions of the "business combination statute" in Kansas (Sections 17-12,100 to 12,104 of the Kansas General Corporation Code). This statute prevents an "interested stockholder" from engaging in a "business combination" with a Kansas corporation for three years following the date such person became an interested stockholder, unless:

     o prior to that time, the board of directors of the corporation approved either the business combination or the transaction that resulted in such person becoming an interested stockholder;

     o upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers of the corporation and shares held by specified employee stock ownership plans; or

     o on or after the date of the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder.

     The statute defines a "business combination" to include:

     o any merger or consolidation involving the corporation and an interested stockholder;

     o any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving an interested stockholder;

     o subject to certain exceptions, any transaction which results in the issuance or transfer by the corporation of any stock of the corporation to an interested stockholder;

     o any transaction involving the corporation which has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

     o the receipt by an interested stockholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

     In addition, the statute defines an "interested stockholder" as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

     See also "--Business Combinations" above for restrictions on business combinations in our Restated Articles of Incorporation.

Liquidation Rights

     On liquidation the holders of the common stock are entitled to receive any of our assets remaining after distribution to the holders of cumulative preferred and preference stock, if any, of the liquidation preferences of those classes of stock and accumulated unpaid dividends thereon.

Other


     In addition to the limitations described above under "--Dividend Rights," we may not purchase any shares of common stock unless full dividends shall have been paid or declared and set apart for payment on the outstanding cumulative preferred and preference stock, if any, and any required sinking fund payments with respect to that stock have been made. The common stock is not subject to redemption and has no conversion or preemptive rights.

                         DESCRIPTION OF PREFERENCE STOCK


General

     We are authorized to issue 2,500,000 shares of preference stock, no par value, of which no shares are outstanding, but 500,000 shares are reserved for issuance under a shareholder rights agreement between Empire and Wells Fargo Bank, National Association (as successor to ChaseMellon Shareholder Services, L.L.C.). The preference stock may be issued in one or more series with the specific number of shares, designation, liquidation preferences, issue price, dividend rate, redemption provisions and sinking fund terms, voting or other special rights or any other specific term of the series to be determined by our board of directors without any further action by our stockholders.

     The preference stock will have the dividend, liquidation, redemption, voting, and conversion or exchange rights set forth below and as provided for in a prospectus supplement relating to any particular series of preference stock. Reference is made to the prospectus supplement relating to the particular series of preference stock offered thereby for that series' specific terms, which may include one or more of the following:

     1)   the designation and number of shares offered;

     2)   the liquidation preferences per share;

     3)   the initial public offering price;

     4) the dividend rate or rates, or the method of determining the dividend rate or rates;

     5)   the dates on which dividends will accrue;

     6)   any redemption or sinking fund provision;

     7)   voting or other special rights;

     8) the conversion or exchange rights, if any, and the terms and conditions of such conversion or exchange, including provisions for adjustment of the conversion or exchange rate and the triggering events;

     9) any restrictive covenants or conditions on matters such as the payment of dividends on or the purchase of common stock; and

     10) any designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions.

Dividends

     Subject to the prior rights of the holders of any outstanding cumulative preferred stock, the holders of the preference stock will be entitled to receive, if and when declared by our board of directors out of funds legally available therefor, those dividends as may be fixed for the series thereof, payable on such date or dates or upon such terms and conditions as are so fixed by our board of directors. Dividends on preference stock of all series will be cumulative from the date of issuance.

     In addition, under certain circumstances (including defaults thereunder), our junior subordinated debentures, 8 1/2% series due 2031, may also restrict our ability to pay dividends on our preferred stock.

Liquidation

     Provisions relating to the liquidation preference payable by us on each series of preference stock will be as set forth in the prospectus supplement related to such series of preference stock. Subject to the prior rights of holders of any outstanding cumulative preferred stock, if, upon any liquidation, dissolution or winding up, the assets distributable among the holders of preference stock of all series shall be insufficient to permit the payment of the full preferential amounts to which they shall be entitled, then the entire assets of Empire to be distributed shall be distributed among the holders of preference stock of all series then outstanding, ratably in proportion to the full preferential amounts to which they are respectively entitled. A consolidation or merger of Empire or a sale or transfer of substantially all of its assets as an entirety shall not be deemed to be a liquidation, dissolution or winding up of Empire.

Redemption Provisions

     Any provisions relating to the optional redemption by us of each series of preference stock will be as set forth in the prospectus supplement related to that series of preference stock.

     Any provisions relating to a sinking fund of any series of the preference stock will be as set forth in the prospectus supplement by which that preference stock is to be offered.

     Subject to the prior rights of the holders of any outstanding cumulative preferred stock, we may repurchase or redeem, including redemption for any sinking fund, shares of the preference stock at prices not exceeding the redemption price thereof while there is an arrearage in the payment of dividends thereon.

     Subject to the prior rights of the holders of any outstanding cumulative preferred stock, to the extent provided in the related prospectus supplement, shares of preference stock of any series may also be subject to (1) redemption at the option of the holder thereof, or upon the happening of a specified event, if and as fixed for such series, upon the terms and conditions fixed for that series and (2) redemption or purchase through the operation of a sinking fund, purchase fund or similar fund fixed for that series, upon the terms and conditions fixed for such series.

     If at any time we are prohibited by the terms of our junior subordinated debentures, 8 1/2% series due 2031, from paying dividends on our preference stock, then we will also be prohibited from repurchasing or redeeming any shares of our preference stock.

Voting Rights

     Holders of any series of preference stock (subject to the prior rights of holders of any outstanding cumulative preferred stock) will have those voting rights as may be fixed by our board of directors for that series and described in the related prospectus supplement. Holders of preference stock will not otherwise be entitled to vote except as may be required by the laws of the State of Kansas.

Conversion and Exchange Rights

     To the extent provided in the related prospectus supplement, the preference stock of each series may be convertible into or exchangeable for shares of any other class or classes or any other series of the same or any other class or classes of our stock, at the option of the holders or us upon the happening of a specified event, at such price or prices or at the rate or rates of exchange and with the adjustments, and upon the other terms and conditions, as may be fixed for that series; provided that no shares of preference stock may be convertible into or exchangeable for shares of our cumulative preferred stock or any of our stock that ranks prior to or on a parity with that preference stock in respect of dividends or assets.

     Shares of preference stock purchased, redeemed or converted into or exchanged for shares of any other series or class will be deemed to be, and will be restored to the status of, authorized but unissued shares of preference stock undesignated as to series.

                              PLAN OF DISTRIBUTION

     We may sell the securities in any of the following ways:

     o    through underwriters or dealers;

     o    directly to one or more purchasers; or

     o    through agents.

     The applicable prospectus supplement will set forth the terms of the offering of any securities, including:

     o    the names of any underwriters or agents;

     o the purchase price of the securities being offered and the proceeds to us from such sale;

     o any underwriting discounts and other items constituting underwriters' compensation;

     o    any initial public offering price;

     o    any discounts or concessions allowed or reallowed or paid to dealers;
          and

     o any securities exchange on which the securities being offered may be listed.

     If underwriters are used in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Those securities may be offered to the public either through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Unless otherwise described in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities being offered will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of the securities being offered if any of the securities being offered are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only underwriters named in a prospectus supplement are deemed to be underwriters in connection with the securities offered thereby.

     Securities also may be sold directly by us or through agents that we designate from time to time. Any agent involved in the offer or sale of securities will be named and any commissions payable by us to such agent will be described in the applicable prospectus supplement. Unless otherwise described in the applicable prospectus supplement, any such agent will act on a best efforts basis for the period of its appointment.

     If underwriters are used in any sale of our securities, the purchase agreement in connection with that sale may provide for an option on the part of the underwriters to purchase additional securities within 30 days of the execution of the purchase agreement, which option may be exercised solely to cover over-allotments. Any over-allotment option will be disclosed in the prospectus supplement in connection with the securities offered thereby.

     If indicated in a prospectus supplement relating to our unsecured debt securities or first mortgage bonds, we may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase the unsecured debt securities or first mortgage bonds from us at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. Each delayed delivery contract will be for an amount not less than, and the aggregate amount of the unsecured debt securities or first mortgage bonds sold under the delayed delivery contracts shall be not less nor more than, the respective amounts stated in the prospectus supplement. Institutions with whom the delayed delivery contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions, but will in all cases be subject to our approval. The delayed delivery contracts will not be subject to any conditions except:

     o the purchase by an institution of the unsecured debt securities or first mortgage bonds covered by its delayed delivery contract shall not, at the time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

     o if the unsecured debt securities or first mortgage bonds are being sold to underwriters, we shall have sold to those underwriters the total amount of the securities less the amount of the unsecured debt securities or first mortgage bonds covered by the delayed delivery contracts. The underwriters will not have any responsibility in respect of the validity or performance of the delayed delivery contracts.

     If dealers are utilized in the sale of any securities we will sell those securities to the dealers, as principal. Any dealer may then resell those securities to the public at varying prices as it determines at the time of resale. The name of any dealer and the terms of the transaction will be set forth in the prospectus supplement relating to the securities being offered thereby.

     We have not determined whether the preference stock, unsecured debt securities or first mortgage bonds will be listed on a securities exchange. Underwriters will not be obligated to make a market in any of the securities. We cannot predict the activity of trading in, or liquidity of, our preference stock, unsecured debt securities or first mortgage bonds. The common stock (and the related preference stock purchase rights) will be listed on the New York Stock Exchange.

     Any underwriters, dealers or agents participating in the distribution of securities may be deemed to be underwriters and any discounts or commissions received by them on the sale or resale of securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933. Agents and underwriters may be entitled under agreements entered into with us to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engaged in transactions with, or perform service for, us or our affiliates in the ordinary course of business.


                                 LEGAL OPINIONS

     Certain legal matters in connection with the securities will be passed upon for us by Spencer, Scott & Dwyer, P.C., Joplin, Missouri; Anderson & Byrd, Ottawa, Kansas; Brydon, Swearengen & England, Professional Corporation, Jefferson City, Missouri; and Cahill Gordon & Reindel LLP, New York, New York. Certain legal matters will be passed upon for the underwriters by Thompson Coburn LLP, St. Louis Missouri. Cahill Gordon & Reindel LLP will rely as to the matters of Kansas law upon the opinion of Anderson & Byrd, and as to matters of Missouri law (except as to matters relating to the approval of public utility commissions as to which such counsel will rely on the opinion of Brydon, Swearengen & England, Professional Corporation) upon the opinion of Spencer, Scott & Dwyer, P.C. As of June 30, 2005 members of Spencer, Scott & Dwyer, P.C. held an aggregate of 5,075 shares of our common stock.


                                     EXPERTS

     The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to Empire's Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.




No dealer, salesperson, or other person is authorized to give                        THE EMPIRE DISTRICT
any information or to represent anything not contained in this                        ELECTRIC COMPANY
prospectus.  You must not rely on any unauthorized information or representations.  This prospectus is an offer to sell only the securities offered hereby, but only under circumstances
and in jurisdictions where it is lawful to do so.  The
information contained in this prospectus is current only as of its date.



                       ________________


                                                                                        $400,000,000
                       TABLE OF CONTENTS

                                            Page                                 UNSECURED DEBT SECURITIES

Risk Factors..................................2                                     FIRST MORTGAGE BONDS
Where You Can Find More Information...........4
Forward Looking Statements....................5                                         COMMON STOCK
Information About Empire......................6
Use of Proceeds...............................6                                              AND
Earnings Ratios...............................6
Description of Unsecured Debt Securities......7                                       PREFERENCE STOCK
Description of First Mortgage Bonds...........14                                      ________________
Description of Common Stock...................18
Description of Preference Stock...............23                                         PROSPECTUS
Plan of Distribution..........................25                                      ________________
Legal Opinions................................26
Experts.......................................26









                                                                                        Dated , 2005


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.


Securities and Exchange Commission Registration Fee..............................                     $43,068
Counsel Fees and Expenses........................................................                     250,000(1)
Services of Registered Public Accounting Firm....................................                      38,500(1)
Trustee's Fees and Expenses......................................................                      33,000(1)(2)
Printing Expenses, including Engraving...........................................                     150,000(1)
Unsecured Debt Securities, First Mortgage Bonds and Preference Stock Rating Fees.
                                                                                                       44,000(1)(2)
Blue Sky Fees and Expense........................................................                      16,500(1)
Transfer Agent and Registrar Fees................................................                       5,500(1)(3)
Stock Exchange Listing Fees......................................................                      10,000(3)
Miscellaneous Expenses...........................................................                       9,432(1)
                                                                                               ----------------------
                  Total..........................................................                     600,000(1)


____________________

(1) Estimated as if the securities were sold in three different offerings with three separate prospectus supplements.

(2) Required only if unsecured debt securities or first mortgage bonds are issued.

(3)  Required only if common stock or preference stock is issued.

Item 15.  Indemnification of Officers and Directors.

     The Empire District Electric Company is organized under the laws of the State of Kansas. Our Restated Articles of Incorporation and Bylaws contain provisions permitted by the Kansas General Corporation Code which, in general terms, provide that directors and officers will be indemnified by us for all losses that may be incurred by them in connection with any claim or legal action in which they may become involved by reason of their service as a director or officer of Empire, if they meet certain specified conditions, and provide for the advancement by us to our directors and officers of expenses incurred by them in defending suits arising out of their service as such.

     Our directors and officers are covered by insurance indemnifying them against certain liabilities which might be incurred by them in their capacities as such, including certain liabilities arising under the Securities Act of 1933. The premium for this insurance is paid by us.

     The proposed forms of purchase agreements between us and any purchaser, filed as Exhibits 1(a), 1(b), 1(c) and 1(d) hereto, contain descriptions of the indemnification arrangements with respect to this offering, and are incorporated herein by reference.

Item 16.  Exhibits.

     Reference is made to the Exhibit Index filed as a part of this registration statement.

Item 17.  Undertakings.

     We, the undersigned registrant, hereby undertake:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities being offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (ii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, The Empire District Electric Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Joplin, State of Missouri, on October 17, 2005.


                                  THE EMPIRE DISTRICT ELECTRIC COMPANY

                                  By:   /s/ William L. Gipson
                                        ----------------------------------
                                        Name:  William L. Gipson
                                        Title:    President

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


/s/ William L. Gipson                            President, Chief Executive Officer
-----------------------------------              and Director (Principal Executive
William L. Gipson                                Officer)                               October 17, 2005


/s/ Gregory A. Knapp                             Vice President-Finance (Principal
-----------------------------------              Financial Officer)                     October 17, 2005
Gregory A. Knapp

                      *                          Controller, Assistant Treasurer and
-----------------------------------              Assistant Secretary (Principal
Laurie A. Delano                                 Accounting Officer)                    October 17, 2005


                      *                          Director
-----------------------------------
Kenneth R. Allen                                                                        October 17, 2005

                      *                          Director
-----------------------------------
Ross C. Hartley                                                                         October 17, 2005

                      *                          Director
-----------------------------------
Bill D. Helton                                                                          October 17, 2005

                      *                          Director
-----------------------------------
D. Randy Laney                                                                          October 17, 2005

                      *                          Director
-----------------------------------
Julio S. Leon                                                                           October 17, 2005

                      *                          Director
-----------------------------------
Myron W. McKinney                                                                       October 17, 2005

                      *                          Director
-----------------------------------
B. Thomas Mueller                                                                       October 17, 2005

                      *                          Director
-----------------------------------
Mary M. Posner                                                                          October 17, 2005

                      *                          Director
-----------------------------------
Allan T. Thoms                                                                          October 17, 2005


*By  /s/ Gregory A. Knapp
     ---------------------------------------
      (Gregory A. Knapp, as attorney in fact
      for each of the persons indicated)                                                October 17, 2005


                                  EXHIBIT INDEX

Exhibit
Number             Description of Exhibit
------             ----------------------

1(a)* - Form of Purchase Agreement for Common Stock.

1(b)* - Form of Purchase Agreement for Unsecured Debt Securities.

1(c)* - Form of Purchase Agreement for First Mortgage Bonds.

1(d)* - Form of Purchase Agreement for Preference Stock.

2(a) - Asset Purchase Agreement by and between Aquila, Inc. and Empire dated as of September 21, 2005 (Incorporated by reference to Exhibit 2.1 to Current Report on Form 8-K filed on September 23, 2005, File No. 1-3368).

4(a) - Restated Articles of Incorporation (Incorporated by reference to Exhibit
     4(a) to Registration Statement No. 33-54539 on Form S-3).

4(b) - Rights Agreement dated April 27, 2000 between Empire and Wells Fargo
     Bank, National Association (successor to ChaseMellon Shareholder Services, L.L.C.), as Rights Agent (Incorporated by reference to Exhibit 4 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, File No. 1-3368).

4(c) - Indenture for Unsecured Debt Securities, dated as of September 10, 1999 between Empire and Wells Fargo Bank, National Association (as successor by merger to Norwest Bank Minnesota, National Association) (Incorporated by reference to Exhibit 4(v) to Registration Statement No. 333-87105 on Form S-3).

4(d) - Securities Resolution No. 2, dated as of February 22, 2001, of Empire under the Indenture for Unsecured Debt Securities (Incorporated by reference to Exhibit 4(s) to the Annual Report on Form 10-K for the year ended December 31, 2000, File No. 1-3368).

4(e) - Securities Resolution No. 3, dated as of December 18, 2002, of Empire under the Indenture for Unsecured Debt Securities (Incorporated by reference to Exhibit 4(s) to the Annual Report on Form 10-K for the year ended December 31, 2002, File No. 1-3368).

4(f) - Securities Resolution No. 4, dated as of June 10, 2003, of Empire under the Indenture for Unsecured Debt Securities. (Incorporated by reference to Exhibit 4 to the Current Report on Form 8-K filed on July 29, 2003, File No. 1-3368).

4(g) - Securities Resolution No. 5, dated as of October 29, 2003, of Empire under the Indenture for Unsecured Debt Securities. (Incorporated by reference to Exhibit 4 to the Quarterly Report on Form 10-Q filed on November 10, 2003, File No. 1-3368).

4(h) - Securities Resolution No. 6, dated as of June 27, 2005, of Empire under the Indenture for Unsecured Debt Securities. (Incorporated by reference to Exhibit 4 to the Current Report on Form 8-K filed on June 28, 2005, File No. 1-3368).

4(i) - Form of Securities Resolution for Unsecured Debt Securities (Incorporated by reference to Exhibit 4(w) to Registration Statement No. 333-87105 on Form S-3).

4(j) - Indenture of Mortgage and Deed of Trust dated as of September 1, 1944 among Empire, The Bank of New York and UMB Bank & Trust, N.A. (Incorporated by reference to Exhibits B(1) and B(2) to Form 10, File No. 1-3368).

4(k) - Third and Sixth through Eighth Supplemental Indentures to Indenture of
     Mortgage and Deed of Trust (Incorporated by reference to Exhibit 2(c) to Form S-7, File No. 2-59924).

4(l) - Fourteenth Supplemental Indenture to Indenture of Mortgage and Deed of
     Trust (Incorporated by reference to Exhibit 4(f) to Registration No. 333-56635 on Form S-3).

4(m) - Twenty-Second Supplemental Indenture to Indenture of Mortgage and Deed of
     Trust (Incorporated by reference to Exhibit 4(k) to Form 10-K for the year ended December 31, 1993, File No. 1-3368).

4(n) - Twenty-Third Supplemental Indenture to Indenture of Mortgage and Deed of
     Trust (Incorporated by reference to Exhibit 4(l) to Form 10-K for the year ended December 31, 1993, File No. 1-3368).

4(o) - Twenty-Fourth Supplemental Indenture to Indenture of Mortgage and Deed of
     Trust (Incorporated by reference to Exhibit 4(m) to Form 10-K for the year ended December 31, 1993, File No. 1-3368).

4(p) - Twenty-Fifth Supplemental Indenture dated as of November 1, 1994 to
     Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4(p) to Registration Statement No. 333-56635 on Form S-3).

4(q) - Twenty-Eighth Supplemental Indenture dated as of December 1, 1996 to
     Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4 to Form 10-K for the year ended December 31, 1996, File No. 1-3368).

4(r) - Twenty-Ninth Supplemental Indenture dated as of April 1, 1998 to
     Indenture of Mortgage and Deed of Trust (Incorporated by reference to Exhibit 4 to Form 10-Q for the quarter ended March 31, 1998, File No. 1-3368).

4(s) - Form of Supplemental Indenture relating to the First Mortgage Bonds
     (Incorporated by reference to Exhibit 4(t) to Registration Statement No. 333-35129 on Form S-3).

4(t) - $150,000,000 Unsecured Credit Agreement, dated as of July 15, 2005, among
     Empire, UMB Bank, N.A., as administrative agent, Bank of America, N.A., as syndication agent, and the lenders named therein. (Incorporated by reference to Exhibit 4 to Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, File No. 1-3368).

4(u)* - Form of Certificate of Designation for Preference Stock.

5(a)* - Opinion of Anderson & Byrd regarding the legality of the Common Stock, the Unsecured Debt Securities and Preference Stock.

5(b)* - Opinion of Spencer, Scott & Dwyer P.C. regarding the legality of the
     First Mortgage Bonds.

12(a)* - Computation of Ratios of Earnings to Fixed Charges for the six months ended June 30, 2005.

12(b) - Computation of Ratios of Earnings to Fixed Charges for the year ended
     December 31, 2004 (incorporated by reference to Exhibit 12 to Form 10-K for the year ended December 31, 2004, File No. 1-3368). 23(a)* - Consent of PricewaterhouseCoopers LLP.

23(b) - Consent of Anderson & Byrd (included in Exhibit 5(a) hereto).

23(c) - Consent of Spencer, Scott & Dwyer P.C. (included in Exhibit 5(b) hereto).

24*  - Powers of Attorney.

25(a)* - Statement of Eligibility and Qualification under the Trust Indenture
     Act of 1939 (on Form T-1) of Wells Fargo Bank, National Association.

25(b)* - Statement of Eligibility and Qualification under the Trust Indenture
     Act of 1939 (on Form T-1) of The Bank of New York.

25(c)* - Statement of Eligibility and Qualification under the Trust Indenture
     Act of 1939 (on Form T-1) of UMB Bank & Trust, N.A.


_______________________

*    Filed with this Registration Statement.


                                      -3-